UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2005

MARRIOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13881	52-2055918
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10400 Fernwood Road, Bethesda, Maryland 20817

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (301) 380-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 4, 2005, the Board of Directors of Marriott International, Inc. amended the Company’s 2002 Comprehensive Stock and Cash Incentive Plan (the “Plan”) to provide participants the ability during a limited timeframe in 2005 to elect to accelerate the schedule for distribution of shares under vested Deferred Bonus Stock and Deferred Stock Contract awards (including Conversion Awards structured in the same manner as such awards). Additional information regarding these forms of awards is set forth in the Plan, which was filed as exhibit 99 to the Form 8-K that the Company filed on May 19, 2005, and in note 4 to the Summary Compensation Table set forth in the Company’s proxy statement dated March 31, 2005. The amendment does not alter the previously established vesting schedule applicable to the awards. For participants who elect to accelerate the schedule for distribution of shares, previously vested shares will be issued during the first quarter of 2006 and shares that vest thereafter will be distributed on their vesting dates. The amendment does not relieve participants from the Company’s existing stock ownership guidelines, which have been satisfied by each of the Company’s named executive officers.

Item 8.01. Other Events.

On August 4, 2005, the Company’s Board of Directors also increased by 25 million shares the authorization to repurchase the Company’s Class A Common Stock, for a total outstanding authorization of approximately 28.8 million shares. The 28.8 million shares represent approximately 13 percent of the Company’s outstanding Class A Common Stock. Shares may be purchased in the open market or in privately negotiated transactions.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRIOTT INTERNATIONAL, INC.

Date: August 8, 2005	By:	/s/ Carl T. Berquist
Carl T. Berquist
Executive Vice President, Financial Information
and Enterprise Risk Management

3